EXHIBIT 10.7

Date: November 4, 2011

AGREEMENT OF SUBLEASE

between

PZENA INVESTMENT MANAGEMENT LLC

together, as Sublessor

- and -

PERIMETER INTERNETWORKING CORP.,

as Sublessee

Premises:	the entire 15th floor office unit
of the building located at:
120 West 45th Street, New York, New York

TABLE OF CONTENTS

1. Term	1

2. Fixed Rent	2

3. Electricity Charge	3

4. Additional Rent	3

5. Additional Cleaning Services	4

6. Occupancy Tax	4

7. Use	4

8. Compliance with Underlying Lease	4

9. Non-Liability, Indemnity	5

10. Performance by Underlying Landlord	5

11. Repairs, Cleaning	6

12. Alterations	6

13. Initial Occupancy	6

14. Assignment and Subsubletting	6

15. Insurance	8

16. Default	9

17. Destruction by Fire or Other Casualty, Condemnation	10

18. Attornment	10

19. Sublease Consent	11

20. Notice	11

21. Quiet Enjoyment	11

22. Surrender of Demised Premises	11

23. Broker(s)	11

24. ACP-5 Certificate	12

25. Letter of Credit	12

26. Signage	12

27. No Waivers	13

28. Limitations on Sublessee's Remedies	13

39. Underlying Lease Compliance	13

30. Entire Agreement, Miscellaneous	14

i

EXHIBIT A     Lease Exclusions

EXHIBIT B     Underlying Lease

EXHIBIT C     Personal Property Items

EXHIBIT D     Letter of Credit

ii

AGREEMENT OF SUBLEASE

THIS AGREEMENT OF SUBLEASE, dated as of the 4th day of November, 2011, by and between PZENA INVESTMENT MANAGEMENT LLC, a Delaware limited liability company having an office at 120 West 45th Street, 20th Floor, New York, New York 10036 and Perimeter Internetworking Corp., having an office at 440 Wheelers Farms Road, Suite 202, Milford, CT 06461("Sublessee").

WITNESSETH:

WHEREAS, Sublessor is a tenant of certain premises consisting of the entire fifteenth (15th) floor of the building known as 120 West 45th Street, New York, New York, pursuant to the Underlying Lease (hereinafter defined), and Sublessee is desirous of subletting the Demised Premises from Sublessor upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the rental payments to be made hereunder by Sublessee to Sublessor and the mutual terms, covenants, conditions, provisions and agreements hereinafter set forth, Sublessor does hereby sublet to Sublessee, and Sublessee does hereby take and hire from Sublessor, the Demised Premises.

This Sublease shall be expressly subject and subordinate to all of the terms, covenants, conditions, provisions and agreements contained in that certain lease, dated February 4, 2003, and entered into between Magnolia Associates, Ltd., a Florida partnership, as landlord ("Underlying Landlord"), and Sublessor, as tenant therein; as amended by Amendment of Lease dated March 31, 2005; and as further amended by Second Amendment of Lease dated October 31, 2006 (collectively, the "Underlying Lease"), except such terms, covenants, conditions, provisions and agreements as are specifically inconsistent with the provisions hereof or are set forth in Exhibit A (the "Excluded Provisions"). All express provisions of this Sublease shall govern in all circumstances unless any action, inaction or use of the Demised Premises taken in accordance with this Sublease shall cause a default under the Underlying Lease, in which case the inconsistency shall be resolved in favor of the Underlying Lease. A true copy of the Underlying Lease, with certain financial information in certain Excluded Provisions redacted ("Deleted Provisions"), has been delivered to, and reviewed by, Sublessee, and is attached hereto as Exhibit B. Sublessor represents that the Deleted Provisions (which contain economic terms only) do not adversely affect Sublessee's interest in this Sublease. Unless otherwise defined in this Sublease, capitalized terms used herein shall have the meanings ascribed to them in the Underlying Lease.

1.           Term.

(A)         The term of this Sublease shall commence on the third Business Day after the date upon which the Underlying Landlord’s consent to this Sublease is delivered to Sublessee (the “Commencement Date”). The term of this Sublease shall terminate on October 30, 2015 (the "Expiration Date"), unless such term shall sooner cease or terminate pursuant to the terms of this Sublease. Sublessor and Sublessee agree to confirm the actual Commencement Date in writing; however, the failure to so confirm shall have no effect on the Commencement Date.

iii

(B)         Notwithstanding anything to the contrary contained herein, if for any reason the term of the Underlying Lease is terminated prior to the Expiration Date of this Sublease, this Sublease shall thereupon be terminated and Sublessor shall not be liable to Sublessee by reason thereof unless such termination is due to, or involves, a breach by Sublessor of its obligations under the Underlying Lease or this Sublease.

2.           Fixed Rent.

(A)         For the period commencing on the Commencement Date, and ending twelve (12) months thereafter (the “Initial Period”), Sublessee shall pay to Sublessor fixed rent in the amount of $188,125.00 per annum, payable in monthly installments of $15,677.08 each. For the period commencing on the expiration of the Initial Period, and ending on the Expiration Date, Sublessee shall pay to Sublessor fixed rent in the amount of $376,250.00 per annum, payable in monthly installments of $31,354.17 each.

(B)         Each monthly installment of fixed rent shall be paid on the third (3rd) day preceding the first (1st) day of each and every calendar month during the term of this Sublease by check drawn on a bank with an office in New York City at which the check can be presented for payment, except the first full monthly installment of fixed rent in the amount of $15,677.08 shall be paid upon the execution of this Sublease by Sublessee. Should the Commencement Date occur on any day other than the first day of a month, then the monthly installment of fixed rent for the unexpired portion of such month shall be adjusted on a per diem basis and any overpayment of a monthly installment of fixed rent shall be credited against the next monthly installment of fixed rent. All fixed rent, additional rent (as hereinafter defined) and other sums and charges due to Sublessor under this Sublease shall be paid by Sublessee at the office of Sublessor set forth above, or at such other place as Sublessor may designate, without any notice, setoff or deduction whatsoever. Sublessee's obligation to make such payments shall survive the Expiration Date or sooner termination of this Sublease.

(C)         All other costs and expenses which Sublessee assumes or agrees to pay pursuant to this Sublease shall be deemed "additional rent" and, in the event of non-payment, Sublessor shall have all the rights and remedies herein provided for in case of non-payment of fixed rent. If Sublessee shall fail to pay any installment of fixed rent or additional rent within a period of seven (7) days after the due date of the installment in question, Sublessee shall also pay to Sublessor a late charge equal to the lesser of (i) six (6%) percent above the rate of interest announced publicly from time to time in New York, New York by the Chase Manhattan Bank, N.A. as its prime rate of interest, and (ii) the maximum legal rate then permitted, in either case, from the date the payment was due until paid, and such late charge shall be payable as additional rent hereunder. The payment of such late charge shall be in addition to all other rights and remedies available to Sublessor in the case of non-payment of fixed rent.

2

(D)         If Sublessor shall be billed for any other sums or charges pursuant to the provisions of the Underlying Lease, including, without limitation, for overtime or other extra services requested by Sublessee, then Sublessee shall be liable for all such sums and charges as additional rent under this Sublease and such sums shall be due and payable by Sublessee to Sublessor within ten (10) Business Days after demand.

3.           Electricity Charge.

(A)         Sublessee shall obtain and pay for Sublessee’s entire supply of electricity by direct application to and arrangement with the utility company supplying electricity to the Building; and shall at all times comply with the rules and regulations of the utility company.

(B)         Sublessor shall not be liable in any way to Sublessee for any failure or defect in the supply or character of electric current furnished to the Demised Premises. Sublessee covenants and agrees that, at all times, its connected electrical load shall not cause a default under the Underlying Lease.

(C)         (i)          Sublessee shall have the right to use, at its sole cost and expense, the HVAC servicing the Demised Premises pursuant to the terms of the Underlying Lease and the said HVAC shall be delivered in its “as is” condition.

(ii)         Sublessee shall have the right to use the Supplemental HVAC. The Supplemental HVAC shall be delivered in its “as is” condition. To the extent the damage is not caused by Sublessee, Sublandlord shall be responsible for the repair of the major components of the Supplemental HVAC during the term of this Sublease. Sublessee shall be responsible to pay all electrical charges to the utility company related to the use of the Supplemental HVAC, and shall be subject to any charges billed by Overlandlord for use of the Supplemental HVAC during Business Hours and Overtime Periods.

4.           Additional Rent.

(A)         For purposes of this Sublease: (i) “Sublessee’s Taxes Proportionate Share” shall mean 2.256%; and (ii) “Sublessee’s Operating Expense Proportionate Share” shall mean 2.346%.

(B)         If the Taxes for any Tax Year shall be more than the Taxes for the Sublessee’s Base Tax Year (hereinafter defined), Sublessee shall pay as additional rent for such Tax Year an amount equal to Sublessee’s Taxes Proportionate Share of the amount by which the Taxes for such Tax Year are greater than the Taxes for the Base Tax Year (“Sublessee’s Tax Payment”). For purposes of this Sublease, “Sublessee’s Base Tax Year” shall mean the Taxes actually due and payable with respect to the 2012 calendar year. Sublessee shall pay to Sublandlord, as additional rent, the Sublessee’s Tax Payment, on the first day of each month during such Tax Year, an amount equal to Sublessee’s Taxes Proportionate Share of 1/12th the Taxes estimate for such Tax Year. Sublandlord shall provide a monthly statement to Subtenant to support such payment.

3

(C)         If the Operating Expenses for any Computation Year shall be more than the Operating Expenses for the Operating Expense Base Year (hereinafter defined), Sublessee shall pay as additional rent for such Computation Year an amount equal to Sublessee’s Operating Expense Proportionate Share of the amount by which the Operating Expenses for such Computation Year are greater than the Operating Expenses for the Operating Expense Base Year (“Sublessee’s Operating Expense Payment”). For purposes of this Sublease, “Operating Expense Base Year” shall mean the Operating Expenses actually due and payable with respect to the 2012 calendar year. Sublessee shall pay to Sublandlord, as additional rent, the Sublessee’s Operating Expense Payment, on the first day of each month during such Computation Year, an amount equal to Sublessee’s Operating Expense Proportionate Share of 1/12th the Operating Expenses estimate for such Operating Expense Year. Sublandlord shall provide a monthly statement to Subtenant to support such payment.

5.            Additional Cleaning Services. In addition to basic cleaning services provided under Sublessee’s Operating Expense Proportional Share, Sublessor shall provide additional cleaning services for the Demised Premises consisting of items such as additional vacuuming, pest control, pantry maintenance, conference room maintenance, interior glass washing and carpet care. Sublessee shall be liable for such additional cleaning services as additional rent under this Sublease and such sums shall be due and payable on a monthly basis by Sublessee to Sublessor within ten (10) days of invoice receipt.

6.           Occupancy Tax. Sublessee shall pay (i) directly to the City of New York all occupancy and rent taxes which may be payable by Sublessee to the City of New York in respect of the rent reserved by this Sublease and (ii) all other taxes, the payment of which shall be imposed directly upon any occupant of the Demised Premises other than real estate taxes.

7.           Use. Sublessee shall use the Demised Premises only for the uses specified in Article 3 of the Underlying Lease, and shall not use and occupy the Demised Premises in a manner inconsistent with the provisions of the Underlying Lease.

8.           Compliance with Underlying Lease. Sublessee covenants and agrees to observe and perform all of the terms, covenants, conditions, provisions and agreements to be performed by Sublessor, as tenant pursuant to the Underlying Lease, except for any Excluded Provisions, and further covenants and agrees not to do or suffer or permit anything to be done which would result in a default under or cause the Underlying Lease to be terminated. All of the terms, covenants, conditions, provisions and agreements of the Underlying Lease, excepting any Excluded Provisions, are hereby incorporated herein with the same force and effect as if herein set forth in full and wherever the term "Tenant" occurs in the Underlying Lease, the same shall be deemed to refer to Sublessee. Notwithstanding the foregoing, all grace periods provided for in the Underlying Lease shall, for purposes of determining compliance by Sublessee with the provisions hereof, be each reduced by three (3) days, unless such reduction shall preclude at least two (2) Business Days for compliance or response by Sublessee as applicable.

4

9.           Non-Liability, Indemnity. Sublessee shall indemnify and hold harmless Sublessor, its agents, its members, affiliates, contractors, servants, licensees, employees or invitees from and against any and all claims, losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorney's fees and disbursements) arising from (i) the use, conduct or maintenance of the Demised Premises or any business therein or any work or thing whatsoever done, or any condition created in or about the Demised Premises during the term of this Sublease (or any time prior to the Commencement Date that Sublessee may have been given access to the Demised Premises), (ii) any negligent or otherwise wrongful act or omission of Sublessee or any of its agents, contractors, servants, licensees, employees or invitees, and (iii) any failure of Sublessee to perform or comply with all of the provisions of this Sublease hereof that are applicable to Sublessee. In case any action or proceeding be brought against Sublessor or any agent, contractor, servant, licensee, employee or invitee of Sublessor by reason of any of the foregoing, Sublessee, upon notice from Sublessor, shall defend such action or proceeding by counsel chosen by Sublessee, who shall be reasonably satisfactory to Sublessor. Sublessee or its counsel shall keep Sublessor fully apprised at all times of the status of such defense and shall not settle same without the written consent of Sublessor, which consent shall not be unreasonably withheld or delayed

10.         Performance by Underlying Landlord.

(A)         Sublessor does not assume any obligation to perform the terms, covenants, conditions, provisions and agreements contained in the Underlying Lease on the part of Underlying Landlord to be performed or make any representation or warranty made by Underlying Landlord. In the event Underlying Landlord shall fail to perform any of the terms, covenants, conditions, provisions and agreements contained in the Underlying Lease on its part to be performed, Sublessor shall be under no obligation or liability whatsoever to Sublessee; provided that Sublessor shall cooperate with Sublessee, at no cost to Sublessor, in seeking to obtain the performance of Underlying Landlord under the Underlying Lease.

(B)         If, after written request from Sublessee, Sublessor shall fail or refuse to take appropriate action for the enforcement of Sublessor's rights against Underlying Landlord with respect to the Demised Premises, Sublessee shall have the right to take such action in its own name, and for such purpose and only to such extent, all of the rights of Sublessor under the Underlying Lease (including Sublessor's arbitration rights, if any) are hereby conferred upon and conditionally assigned to Sublessee and Sublessee hereby is subrogated to such rights to the extent that the same shall apply to the Demised Premises; provided, however, that (i) Sublessee shall only have such rights if Sublessee shall not be in default under this Sublease and (ii) Sublessor shall have the right to require Sublessee to discontinue such action if in the reasonable opinion of Sublessor such action may cause a cancellation, forfeiture or termination of the Underlying Lease or Sublessor's estate and rights thereunder with respect to the Demised Premises. If any such action against Underlying Landlord in Sublessee's name shall be barred by reason of lack of privity, non-assignability or otherwise, Sublessee may take such action in Sublessor's name provided Sublessee has obtained the prior written consent of Sublessor (which consent shall not be unreasonably withheld or delayed), and that copies of all papers and notices of all proceedings shall be promptly given to Sublessor so that Sublessor may be kept fully informed in respect thereof. In connection with the foregoing, Sublessee shall indemnify and hold Sublessor, its members and affiliates harmless from and against any and all loss, cost, damage, expense or liability (including, but not limited to, reasonable attorneys' fees and disbursements) incurred by Sublessor by reason of any action by Sublessee against Underlying Landlord, such indemnity shall survive the Expiration Date or sooner termination of this Sublease.

5

(C)         Sublessee shall not be allowed any abatement or diminution of fixed rent or additional rent under this Sublease because of Underlying Landlord's failure to perform any of its obligations under the Underlying Lease. Notwithstanding the foregoing, in the event that Sublessor receives an abatement or diminution of fixed rent or additional rent from Underlying Landlord that relates to the Demised Premises, Sublessee shall be entitled to its allocable share of such abatement or diminution less any expenses incurred by Sublessor in obtaining such abatement or diminution from Underlying Landlord.

11.         Repairs, Cleaning. Sublessee shall be entitled to receive all of those services and repairs, if any, which Underlying Landlord may be obligated to provide and to make under the terms, covenants, conditions, provisions and agreements of the Underlying Lease; and to the extent that Underlying Landlord is not required to provide any such services and repairs, Sublessee shall be responsible therefor, subject to and in accordance with the provisions of the Underlying Lease and Section 5, above.

12.         Alterations. Sublessee shall not make any changes, alterations, additions or improvements to the Demised Premises without first obtaining the written consent of Underlying Landlord and Sublessor. Sublessor's consent shall not be unreasonably withheld or delayed. Sublessor shall cooperate with Sublessee in obtaining Underlying Landlord’s consent to such alterations. Simultaneously with the submission of documents to Underlying Landlord, Sublessee shall send copies of all such documents regarding alterations to Sublessor. Sublessee shall pay all costs and expenses relating to any changes, alterations, additions or improvements and shall cause same to be completed in accordance with the terms, covenants, conditions, provisions and agreements of the Underlying Lease. Sublessee hereby agrees to indemnify, defend and hold Sublessor, its members and affiliates harmless from and against any and all loss, cost, damage, expense or liability (including, but not limited to, reasonable attorneys' fees and disbursements) incurred by Sublessor as a result of Sublessee's failure to comply with the provisions of this Paragraph 11.

13.         Initial Occupancy. Sublessee represents that it has inspected the Demised Premises and agrees to take the same in their present "as-is" condition, and Sublessee acknowledges that no representations with respect to the condition thereof have been made. Any work required by Sublessee to prepare the Demised Premises for its occupancy shall be paid for by Sublessee and shall be subject to all of the terms, covenants, conditions, provisions and agreements set forth in the Underlying Lease. Sublessor retains all of its right, title and interest to all of the fixtures, furniture, and equipment located in the Demised Premises (“Personal Property Items”), as more particularly described on Exhibit C attached hereto and made a part hereof. Sublessee shall, at its sole cost and expense, be responsible for the storage of any Personal Property Items not used by Sublessee in the Demised Premises during the term of the Sublease and the re-installation in good condition, subject only to normal wear and tear, of the Personal Property Items at the Demised Premises upon the Expiration Date. Sublessor shall be responsible for the disposition of the Personal Property Items upon the expiration or earlier termination of this Sublease.

14.         Assignment and Subsubletting.

(A)         Sublessee shall not (i) assign this Sublease (by operation of law or otherwise), (ii) subsublet all or any part of the Demised Premises, (iii) mortgage, pledge, hypothecate or otherwise encumber its interest in this Sublease or the Demised Premises or any interest therein, or (iv) grant any concession, license or otherwise permit the Demised Premises to be used or occupied by anyone other than Sublessee without first complying with the provisions of the Underlying Lease and obtaining the prior written consent of Sublessor (which shall not be unreasonably withheld or delayed). Copies of all materials required by the Underlying Lease shall be delivered simultaneously to Sublessor, together with Sublessee's request for consent.

6

(B)         Any sale, transfer or hypothecation of the shares or other equity interests in Sublessee, and any merger or consolidation of Sublessee with any other business entity, shall constitute an assignment of this Sublease if and to the extent that any such transaction, if entered into by Sublessor, would constitute an assignment under the terms of the Underlying Lease. In addition, and without limiting the generality of the foregoing, the sale, transfer, assignment or hypothecation of (i) a total of fifty (50%) percent or more of the issued and outstanding common stock of Sublessee, if Sublessee is a corporation, or (ii) fifty (50%) percent of the beneficial or equitable interest in the economic benefits of the profits and losses of Sublessee, if Sublessee is a joint venture, partnership or other business entity, however accomplished and whether in a single transaction or in a series of related or unrelated transactions, shall be deemed an assignment of this Sublease.

(C)         If this Sublease is assigned, or if the Demised Premises or any part thereof is subsublet or occupied by one other than Sublessee, whether or not Sublessee shall have been granted any required consent, Sublessor may, after default by Sublessee, collect rent and other charges from such assignee, subsublessee or other occupant, and apply the net amount collected to fixed rent and other charges herein reserved, but no such assignment, subsubletting, occupancy or collection shall be deemed to be a waiver of the requirements of this Paragraph 13 or an acceptance of the assignee, subsublessee or other occupant as the sublessee under this Sublease. The consent by Sublessor to an assignment or subsubletting shall not in any way be construed to relieve Sublessee from obtaining the consent of Underlying Landlord and Sublessor to any further assignment or subsubletting. No assignment or subsubletting shall, in any way, release, relieve or modify the liability of Sublessee under this Sublease and Sublessee shall be and remain liable under all of the terms, covenants, conditions, provisions and agreements hereof.

(D)         If Sublessee shall at any time request the consent of Sublessor to any proposed assignment of this Sublease or subsubletting of all or any portion of the Demised Premises, Sublessee shall pay on demand the reasonable costs and expenses incurred by Sublessor and Underlying Landlord, including, without limitation, architect, engineer and reasonable attorneys' fees and disbursements, and a reasonable administrative fee for review and/or preparation of documents in connection with any proposed or actual assignment of this Sublease or subsubletting of the Demised Premises or any part thereof.

(E)         If Underlying Landlord and Sublessor shall give their consent to any assignment of this Sublease or any subsubletting, Sublessee shall, in consideration therefor, pay to Sublessor, as additional rent:

7

(i) In the case of an assignment, an amount equal to fifty percent (50%) percent of all sums and other consideration paid to Sublessee by the assignee for or by reason of such assignment after deduction of the commercially reasonable and customary costs incurred by Sublessee in effectuating such assignment including reasonable attorneys' fees, advertising costs, rent concessions, construction costs, and, in addition, Sublessee shall reimburse Sublessor for any monies owed to Underlying Landlord pursuant to Section 58 of the Lease and brokerage commissions, in each case based upon bills, receipts or other evidence of such costs reasonably satisfactory to Sublessor (collectively, "Expenses").

(ii)         In the case of a subsublease, fifty percent (50%) percent of the rents, additional rents or other consideration payable under the subsublease or otherwise to Sublessee by the subsublessee which are in excess of the fixed rent and additional rent accruing during the term of this Sublease with respect to the subsubleased space (at the rate per square foot payable by Sublessee hereunder) pursuant to the provisions hereof after deduction of the Expenses incurred by Sublessee in connection with such subsublease, and, in addition, Sublessee shall reimburse Sublessor for any monies owed to Underlying Landlord for Expenses.

The sums payable under this subparagraph shall be paid to Sublessor as and when paid by the assignee or subsublessee, as the case may be.

15.         Insurance.

(A)         During the term of this Sublease, Sublessee, at its sole cost and expense, shall provide and maintain comprehensive public liability and property damage insurance in conformity with the provisions of Article 13 of the Underlying Lease. Sublessee shall name Sublessor and Underlying Landlord (and any other parties if required pursuant to the provisions of the Underlying Lease) as additional insureds in said policy or policies which shall contain provisions that the policy or policies will not be cancelable except upon at least thirty (30) days prior written notice to all insureds and that the act or omission of one insured will not invalidate the policy as to the other insureds. Sublessee shall furnish to Sublessor reasonably satisfactory evidence that such insurance is in effect at or before the Commencement Date and, on request, at reasonable intervals thereafter.

(B)         Nothing contained in this Sublease shall relieve Sublessee from liability that may exist as a result of damage from fire or other casualty, but each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty. To the extent that such insurance is in force and collectible and to the extent permitted by law, Sublessor and Sublessee each hereby releases and waives all right of recovery against the other or anyone claiming through or under the other by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if the insurance policies of Sublessor and Sublessee provide that such release or waiver does not invalidate the insurance. Each party agrees to use its best efforts to include in its applicable insurance policies such a provision. If the inclusion of said provision would involve an additional expense, either party, at its expense, may require such provision to be inserted in the other's policy.

(C)         Sublessee hereby releases Underlying Landlord or anyone claiming through or under Underlying Landlord by way of subrogation or otherwise to the extent that Sublessor released Underlying Landlord or Underlying Landlord was relieved of liability or responsibility pursuant to the provisions of the Underlying Lease, and Sublessee will cause its insurance carriers to include any clauses or endorsements in favor of Underlying Landlord which Sublessor is required to provide pursuant to the provisions of the Underlying Lease.

8

(D)         All insurance provided for in this Section shall be (i) effected under valid and enforceable policies issued by insurers of recognized responsibility which are licensed to do business in the State in which the Demised Premises are located; (ii) issued by insurers that are rated "A-.IX" or better by Best's Rating Guide, or if Best's Rating Guide shall cease to be published, an equivalent rating with such other publication of a similar nature as shall be in current use and which shall be acceptable to Underlying Landlord and Sublandlord; (iii) issued by insurers which shall have been approved in writing by Underlying Landlord, Sublessor and mortgagee; and (iv) in such forms as may from time to time be satisfactory to Underlying Landlord, Sublessor or mortgagee. Any policies of insurance of the character described in the Underlying Lease or this Sublease shall expressly provide that any losses thereunder shall be adjusted with and approved by, and all proceeds paid to, Underlying Landlord, Sublandlord and/or mortgagee, as the case may be. Throughout the term of the Sublease, Sublessee shall provide all additional insureds with either:

(i)          original or certified copies of all insurance policies on request;

(ii)         original or certified copies of the declaration or endorsement page(s) from all insurance policies; or

(iii)        certificates of insurance; with proof reasonably acceptable to Underlying Landlord and Sublandlord or its counsel of the issuer’s authority to bind the insurer(s) for Sublessee and each such contractor or subcontractor.

No access shall be permitted to Sublessee, agent or subcontractor thereof and no work shall commence at the Demised Premises until all such policies, declaration pages, endorsements or certificates of insurance are delivered to, and approved by Underlying Landlord and Sublandlord. All insurance certificates containing the required additional insureds designations shall be issued to Underlying Landlord and Sublandlord upon request no later than ten (10) days from Sublessee’s receipt of Underlying Landlord’s or Sublandlord’s request or prior to the commencement of Sublessee’s alterations.

16.         Default. In the event Sublessee defaults in the performance of any of the terms, covenants, conditions, provisions and agreements of this Sublease or of the Underlying Lease, Sublessor shall be entitled to exercise any and all of the rights and remedies to which it is entitled by law and also any and all of the rights and remedies specifically provided for in the Underlying Lease, which are hereby incorporated herein and made a part hereof with the same force and effect as if herein specifically set forth in full, and that wherever in the Underlying Lease rights and remedies are given to Underlying Landlord, the same shall be deemed to refer to Sublessor.

9

17.         Destruction by Fire or Other Casualty, Condemnation.

(A)         If the Demised Premises or the Building shall be partially or totally damaged or destroyed by fire or other casualty, Sublessee shall have no right to terminate this Sublease and this Sublease shall not be terminated by reason of such casualty unless the Underlying Lease is terminated by Sublessor or Underlying Landlord pursuant to the provisions of Articles 14 and 15 of the Underlying Lease.

(B)         If the Demised Premises are partially or totally damaged by fire or other casualty as a consequence of which Sublessor shall receive an abatement of rent relating to the Demised Premises, then in such event, there shall be a corresponding abatement of the fixed rent payable hereunder.

(C)         Sublessee shall give Sublessor and Underlying Landlord notice of any fire, casualty or accident in or about the Demised Premises promptly after Sublessee becomes aware of such event.

(D)         If the Underlying Lease is terminated pursuant to the provisions of Articles 9 and 10 thereof as the result of a taking of all or any portion of the Building by condemnation (or deed in lieu thereof), this Sublease shall likewise terminate. In such event, Sublessee shall have no claim to any portion of the award with respect to any such taking, except to file a claim for the value of its fixtures or for moving expenses; provided, however, that Sublessor's award is not thereby reduced or otherwise adversely affected.

(E)         Subtenant waives the provisions of Section 227 of the New York Real Property Law, which is superseded by the provisions of this Paragraph 16.

18.         Attornment. If the Underlying Lease and Sublessor's leasehold interest in the Demised Premises shall be terminated, other than as a result of a casualty or condemnation or sale in lieu thereof, Sublessee shall, if so requested in writing by Underlying Landlord, attorn to Underlying Landlord and shall, during the term of this Sublease, perform all of the terms, covenants, conditions, provisions and agreements of this Sublease on the part of Sublessee to be performed. In the event of any such attornment, Underlying Landlord shall not be (i) liable for any act or omission or default of any prior sublessor (including, without limitation, Sublessor); (ii) subject to any offsets or defenses which Sublessee might have against any prior sublessor (including, without limitation, Sublessor); (iii) bound by any fixed rent or additional rent which Sublessee might have paid for more than the current month to any prior sublessor (including, without limitation, Sublessor); or (iv) bound by any amendment or modification of this Sublease made without Underlying Landlord's written consent. The foregoing shall be self-operative without the necessity of the execution of any further instruments, but Sublessee agrees, upon the demand of Underlying Landlord, to execute, acknowledge and deliver any instrument or instruments confirming such attornment.

10

19.         Sublease Consent. This Sublease shall become effective only if the written consent hereto of Underlying Landlord is obtained. If such written consent is not obtained, then this Sublease shall be null and void and of no force or effect and Sublessor shall return to Sublessee the first month's rent and the L/C (hereinafter defined) and thereupon neither party shall have any further obligation to the other. Sublessee agrees to provide such information in connection with such request as Underlying Landlord shall reasonably request. If the foregoing consent is not obtained within thirty (30) days following the execution and delivery of this Sublease by both parties, and Sublessor’s receipt of the first month’s rent and L/C, then Sublessee may, within ten (10) days following the expiration of said thirty (30) day period, cancel this Sublease by giving written notice to Sublessor of its election to cancel. If Sublessee does not give notice to cancel within said ten (10) day period, time being of the essence, Sublessee shall have no further right to cancel this Sublease pursuant to this Paragraph 18. Upon Sublessor's receipt of a valid notice of cancellation, this Sublease shall be null and void and Sublessor shall return to Sublessee the first month's rent and the L/C and thereupon neither party shall have any further obligation to the other. In the event that Underlying Landlord shall notify Sublessor that it will not consent to this Sublease, then Sublessor will promptly notify Sublessee of such fact, return to Sublessee the first month's rent and L/C, and thereupon this Sublease shall be null and void with no further liability, one party to the other.

20.         Notice. Any notices to be given under this Sublease to Sublessor shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by nationally-recognized overnight courier, addressed to (i) Pzena Investment Management LLC at the above stated address, Attention: General Counsel.; and any such notices to be delivered to Sublessee shall be delivered (a) at its address herein stated prior to the Commencement Date, and (b) at the Demised Premises subsequent to the Commencement Date.. No notice shall be effective unless given to all of the parties listed hereinabove. Each party shall have the right to designate, by notice in writing, any other address to which such party's notice is to be sent. Any notice to be given by either party may be given by the attorneys for such party. Any notice shall be deemed given three (3) days after being sent by certified or registered mail, return receipt requested and the next day, if sent by overnight courier.

21.         Quiet Enjoyment. Sublessor covenants that Sublessee, on paying the fixed rent and additional rent and performing all the terms, covenants, conditions, provisions and agreements aforesaid, shall and may peacefully and quietly have, hold and enjoy the Demised Premises for the term aforesaid, free from any interference or hindrance by Sublessor, but subject to the exceptions, reservations and conditions hereof.

22.         Surrender of Demised Premises. On the date upon which the term hereof shall expire and come to an end, whether on the Expiration Date, by lapse of time or otherwise, Sublessee, at Sublessee's sole cost and expense, shall quit and surrender the Demised Premises to Sublessor in the same good order and condition as Sublessor is delivering them to Sublessee.

23.         Broker. Sublessee represents to Sublessor that Grubb & Ellis New York, Inc. (the "Broker") is the only broker with whom Sublessee dealt in relation to this transaction and that Sublessee has had no dealings, either direct or indirect, with any other real estate agent or broker in connection with this transaction. Sublessee agrees to indemnify, defend and hold Sublessor harmless from any loss, liability and expense incurred by Sublessor as a result of any claim made against Sublessor that is based upon a breach of said representation by Sublessee. Sublessee's indemnification obligation hereunder shall survive the Expiration Date or sooner termination of this Sublease. Sublessor hereby agrees to pay the Broker a commission pursuant to a separate agreement.

11

24.         ACP-5 Certificate. Sublandlord shall deliver to Sublessee an ACP-5 Certificate for the Demised Premises.

25.         Letter of Credit. In lieu of a cash security deposit, Sublessee shall deliver to Sublessor, and shall maintain in effect at all times during the term of this Sublease following delivery thereof, a clean, unconditional and irrevocable letter of credit (“L/C”), in substantially the form annexed hereto as Exhibit D, issued by a banking corporation ("Bank") reasonably satisfactory to Sublessor and having its principal place of business or its duly licensed branch in the City and County of New York at which the letter of credit may be presented for payment, in an amount equal to one hundred eighty eight thousand one hundred twenty four and 99/100 dollars ($188,124.99). Such L/C shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall provide that it shall be automatically renewed from year to year unless terminated by the Bank by notice to Sublessor given not less than thirty (30) days prior to the then expiration date therefor; provided, however, that the L/C may be reduced to ninety four thousand sixty two and 50/100 dollars ($94,062.50) as of January 1st, 2014. It is agreed that in the event Sublessee defaults in respect of any of the terms, covenants, conditions, provisions or agreements of this Sublease, including, but not limited to, the payment of fixed rent and additional rent, or if the L/C is terminated pursuant to the preceding sentence and is not replaced within thirty (30) days prior to its expiration date that (i) Sublessor shall have the right to require the Bank to make payment to Sublessor of so much of the entire proceeds of the letter of credit as shall be reasonably necessary to cure the default, and (ii) Sublessor may apply said sum so paid to it by the Bank to the extent required for the payment of any fixed rent or additional rent or any other sum as to which Sublessee is in default or for any sum which Sublessor may expend or may be required to expend by reason of Sublessee's default in respect of any of the terms, covenants, conditions, provisions and agreements of this Sublease, including, but not limited to, any damages or deficiency in the reletting of the Demised Premises, whether such damages or deficiency accrues before or after summary proceedings or other re-entry by Sublessor, without thereby waiving any other rights or remedies of Sublessor with respect to such default. If Sublessor applies any part of the proceeds of the L/C, Sublessee, upon demand, shall promptly deposit with Sublessor, the amount so applied or retained so that Sublessor shall have the full deposit on hand at all times during the term of this Sublease. If Sublessee shall fully and faithfully comply with all of the terms, covenants, conditions, provisions and agreements of this Sublease, any L/C, or any remaining portion of any sum collected by Sublessor hereunder from the Bank, together with any other portion or sum held by Sublessor as security, shall be returned to Sublessee after the Expiration Date and after delivery of the entire possession of the Demised Premises to Sublessor in the condition required by the Underlying Lease. In the event of an assignment by Sublessor of its interest under the Underlying Lease, Sublessor shall have the right to transfer the L/C and Sublessee agrees to look to the new sublessor solely for the return of said security and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the L/C to a new sublessor. Sublessee shall have the right to substitute one letter of credit for another, provided that, at all times, the letter of credit shall meet the requirements of this Section.

26.         Signage. Sublessor agrees to request that Underlying Landlord add Sublessee's proportionate share of listing on the (i) Building lobby directory; and (ii) elevator lobby in overlease.

12

27.         No Waivers. Failure by either party in any instance to insist upon the strict performance of any one or more of the obligations of the other party under this Sublease, or to exercise any election herein contained or acceptance of payment of any kind with knowledge of a default by the other party, shall in no manner be or be deemed to be a waiver by such party of any defaults or breaches hereunder or of any of its rights and remedies by reason of such defaults or breaches, or a waiver or relinquishment for the future of the requirement of strict performance of any and all of the defaulting party's obligations hereunder. Further, no payment by Sublessee or receipt by Sublessor of a lesser amount than the correct amount of fixed rent and/or additional rent due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction, and Sublessor may accept any checks or payments as made without prejudice to Sublessor's right to recover the balance or pursue any other remedy in this Sublease or otherwise provided at law or in equity.

28.         Limitations on Sublessee's Remedies. With respect to any provision of this Sublease which specifically requires that Sublessor shall not unreasonably withhold or unreasonably delay its consent or approval, Sublessee in no event shall be entitled to make, nor shall Sublessee make, any claim, and Sublessee hereby waives any claim, for any sum of money whatsoever as damages, costs, expenses, attorneys' fees or disbursements, whether affirmatively or by way of setoff, counterclaim or defense, based upon any claim or assertion by Sublessee that Sublessor has unreasonably withheld or unreasonably delayed such consent or approval. Sublessee's sole remedy for claimed unreasonable withholding or unreasonable delaying by Sublessor of its consent or approval shall be an action or proceeding brought and prosecuted solely at Sublessee's own cost and expense to enforce such provision, for specific performance, injunction or declaratory judgment.

29.         Underlying Lease Compliance.

(A)         Sublessor represents and warrants to Sublessee that (i) the Underlying Lease is in full force and effect; (ii) to the best knowledge of Sublessor, no event has occurred which with the passage of time or giving of notice, or both, shall ripen into a default under the Underlying Lease; (iii) there are presently no offsets or defenses existing against the enforcement of the Underlying Lease and (iv) Sublessor holds title to the entire tenant's interest under the Underlying Lease.

13

(B)         Sublessor covenants and agrees that it will not do or cause to be done or suffer or permit any act or thing to be done which may or could cause the Underlying Lease or the rights of Sublessor as tenant thereunder to be cancelled, terminated, forfeited or prejudiced, unless Sublessor is prevented from complying with the terms of this subparagraph due to any action or inaction of Sublessee. Sublessor further covenants and agrees that it will not terminate, cancel, surrender, modify or amend the Underlying Lease so as to materially deprive Sublessee of its rights under this Sublease, or enter into any agreement in respect of the Underlying Lease or the Demised Premises so as to materially deprive Sublessee of its rights under this Sublease, without the prior written consent of Sublessee. Sublessor further covenants and agrees to (i) duly perform and observe all of the terms, provisions and conditions of the Underlying Lease on its part to observe and perform to the extent that such terms are not provided in this Sublease to be observed by Sublessee; pay to Underlying Landlord all rent, additional rent and other charges that may become due and payable by Sublessor pursuant to the Underlying Lease, as and when such amounts become due and payable thereunder. If Sublessor shall fail to observe any of such terms and/or fail to pay any such amounts to Underlying Landlord as and when such amounts shall be due and payable, and provided further that (a) Sublessor has not made such payments and/or observed such terms within a period equal to one-half (1/2) of the applicable grace period, if any, under the Underlying Lease and (b) Sublessor has not notified Sublessee that Sublessor has obtained a "Yellowstone" injunction against Underlying Landlord with respect to the enforcement of any default notice sent by Underlying Landlord to the Sublessor as a result of Sublessor's failure to make such payments and/or observe the terms of the Underlying Lease, then, in such event, Sublessee may, but shall not be obligated to, expend such sums as may be necessary to observe or perform such terms, provisions and conditions and/or pay such rent, additional rent and other charges to Underlying Landlord for the account of Sublessor, and any amount so paid shall become immediately due and payable to Sublessee from Sublessor upon demand, and if not so paid by Sublessor, Sublessee shall have the right to offset such amounts against future fixed and additional rent payments hereunder, notwithstanding anything to the contrary contained herein.

30.          Entire Agreement, Miscellaneous.

(A)         This Sublease shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

(B)         The paragraph headings in this Sublease are inserted only as a matter of convenience for reference and are not to be given any effect in construing this Sublease.

(C)         If any of the provisions of this Sublease or the application thereof to any person or circumstance shall be, to any extent, held to be invalid or unenforceable, the remainder of this Sublease shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

(D)         All of the terms and provisions of this Sublease shall be binding upon and, except as prohibited by Paragraph 13 hereof, inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(E)         All prior negotiations and agreements relating to this Sublease and the Demised Premises are merged into this Sublease. This Sublease may not be amended, modified or terminated, in whole or in part, nor may any of the provisions be waived, except by a written instrument executed by the party against whom enforcement of such amendment, modification, termination or waiver is sought and unless the same is permitted under the provisions of the Underlying Lease.

(F)         Each person executing this Sublease hereby represents and warrants that he or she is a duly authorized representative of Sublessor or Sublessee, as the case may be, and has full authority to execute and deliver this Sublease.

14

(G)         This Sublease shall have no binding force and effect and shall not confer any rights or impose any obligations upon either party unless and until both parties have executed it and Sublessor shall have obtained Underlying Landlord's written consent to this Sublease pursuant to the provisions hereof and delivered to Sublessee an executed copy of such consent. Under no circumstances shall the submission of this Sublease in draft form by or to either party be deemed to constitute an offer for the subleasing of the Demised Premises.

(H)         This Sublease may be executed in several counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(I)          This Sublease and all the obligations of Sublessee to pay fixed rent and additional rent and perform all of its other covenants and agreements hereunder shall in no way be affected, impaired, delayed or excused because Sublessor or Underlying Landlord are unable to fulfill any of their respective obligations hereunder, either explicit or implicit, if Sublessor or Underlying Landlord is prevented or delayed from so doing by reason of strikes or labor trouble or by accident, adjustment of insurance or by any cause whatsoever reasonably beyond Sublessor's or Underlying Landlord's control.

(J)         Each and every right and remedy of Sublessor under this Sublease shall be cumulative and in addition to every other right and remedy herein contained or now or hereafter existing at law or in equity, by statute or otherwise.

(K)         At any time and from time to time Sublessee shall, within ten (10) days after written request by Sublessor, execute, acknowledge and deliver to Sublessor a written statement certifying (i) that this Sublease has not been modified and is in full force and effect or, if modified, that this Sublease is in full force and effect as modified, and specifying such modification(s), (ii) the dates to which the fixed rent and additional rent and other charges have been paid, (iii) that, to the best of Sublessee's knowledge, no defaults exist under this Sublease or, if any do exist, the nature of such default(s) and (iv) as to such other matters as Sublessor may reasonably request.

[NO FURTHER TEXT ON THIS PAGE]

15

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Sublease as of the day and year first above written.

SUBLESSOR:

PZENA INVESTMENT MANAGEMENT LLC

By:	/s/ Richard S. Pzena
Name: Richard S. Pzena
Title: Managing Principal

SUBLESSEE:

Perimeter Internetworking Corp.

By:	/s/ Andrew G. Lazarus
Name: Andrew G. Lazarus
Title: Chief Financial Officer

16